EXHIBIT 21.1

                       WINDSWEPT ENVIRONMENTAL GROUP, INC.

                                                 State or Other Jurisdiction of
      List Of Subsidiaries                       Incorporation or Organization
------------------------------------------       -------------------------------
North Atlantic Laboratories, Inc.                         New York

Trade-Winds Environmental Restoration Inc.                New York